Exhibit 99.1

NEW YORK, Oct. 30 /PRNewswire-FirstCall/ -- NeoStem, Inc. (NYSE Amex: NBS), announced today that the Company has completed the acquisition of China Biopharmaceuticals Holdings, Inc. (OTC Bulletin Board: CHBP - News), a leading Chinese pharmaceutical company.

The acquisition was completed following the approval of shareholders that was obtained at a Special Meeting of Shareholders held yesterday at 11:00 am. The shareholders of China Biopharmaceuticals approved the acquisition at a meeting of its stockholders held yesterday at 9:00 am.

Robin Smith, MD, CEO of NeoStem commented, "This acquisition has been eagerly anticipated by supporters of both NeoStem and CHBP. At NeoStem, we are very excited to complete this transaction and begin our collaboration with Suzhou Erye Pharmaceutical Co. Ltd., CHBP's primary operating subsidiary. This milestone adds in a significant way to NeoStem's existing business and intellectual property platform and assists in opening international access for the Company and its clientele to advanced stem cell technologies, preeminent physicians, and innovative therapies for a growing number of conditions. We are grateful to the leaders of CHBP who have shared this vision with us, and to numerous supporters in the United States and China who have helped make this possible. We believe strongly that the combination of our two companies provides investors with a compelling growth story, that enjoys a portfolio of valuable intellectual property that enables enhanced revenue generation opportunities today and into the future."

The Company believes that the acquisition will add in a significant way to NeoStem's current and future growth prospects:

1.
a. A 51% ownership interest in Suzhou Erye Pharmaceutical Co. Ltd. ("Erye"), located in Suzhou, China which based on year to date performance is on track to generate for 2009 gross revenues of approximately $60 million (US) and net income of approximately $12 million.

2.	b. A robust portfolio of over 100 drugs on seven cGMP lines (current Good Manufacturing Practices).

3.	c. Strong customer relationships and established respected business; has been in business for more than 50 years and is respected for its quality, service and reliability.

4.	d. Opens international access for the company and enables the combined entity to source drugs and treatments from each others pipeline.

5.	e. Company's presence in China provides access to one of the fastest growing medical treatment markets in the world.

6.	f. World class production and manufacturing capabilities with expansion capacity with SFDA approved products and cGMP certified manufacturing facilities.

7.	g. Enhanced balance sheet with total assets of approximately $52.8 million.

Madame Zhang, General Manager of Erye, said, "This Merger will allow us to expand the business potential of Eyre's substantial lines of drugs, especially our proprietary small molecule drugs, and distribute them throughout China, realizing what we anticipate will be tremendous market potential. We look forward to a long and fruitful relationship with NeoStem and believe it will benefit from the large and growing China pharmaceutical market, which is expected to become the third largest drug market in the world (behind the US and Japan), and forecast to triple in size by 2013. We are excited at the opportunity to become part of a listed publicly traded company and believe that this combination will prove beneficial to shareholders."

About NeoStem, Inc.

NeoStem is engaged in the business of developing stem cell therapies, pursuing anti-aging initiatives and is developing a network of adult stem cell collection centers that are focused on enabling people to donate and store their own (autologous) stem cells when they are young and healthy for their personal use in times of future medical need. The Company is also the licensor of various stem cell technologies, including a worldwide exclusive license to VSEL(TM) Technology which uses very small embryonic-like stem cells ,shown to have several physical characteristics that are generally found in embryonic stem cells, and is pursuing the licensing of other technologies for therapeutic use. For more information, please visit: www.neostem.com.

About China Biopharmaceuticals, Inc.

The acquisition will expand the capabilities and worldwide reach of NeoStem, while providing immediate access to the largest and fastest growing healthcare treatment market in the world. China Biopharmaceutical's primary asset is a 51% ownership interest in Suzhou Erye Pharmaceutical Co. Ltd. ("Erye"), located in Suzhou, China which in 2008 generated gross revenues of approximately $50 million (US) and operating income of approximately $8,000,000 (US). NeoStem's 51% controlling interest in Erye will enable it to benefit from the over 100 drugs on seven GMP lines, including small molecule drugs being manufactured by Erye. Erye has been in business for more than 50 years and is respected for its quality, service and reliability. Erye has begun its three year expansion and relocation program which is anticipated to enhance revenues, profits, and manufacturing capabilities in one of the fastest growing medical markets, the Peoples Republic of China.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Registration Statement on Form S-4/A filed with the Commission on October 6, 2009 as well as periodic filings made with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.

        CONTACT:
        NeoStem, Inc.
        Robin Smith, Chief Executive Officer
        T: 212-584-4180
        Email: rsmith@neostem.com